Exhibit (a)(5)(F)

News Release

For Immediate Release: October 8, 2015

H&R BLOCK ANNOUNCES FINAL RESULTS OF TENDER OFFER

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world’s largest consumer tax services provider, today announced the final results of its “modified Dutch auction” tender offer, which expired at 5:00 P.M., New York City time, on Friday, October 2, 2015.

Based on the final count by the depositary for the tender offer, H&R Block accepted for purchase approximately 40.5 million shares of H&R Block’s common stock at a purchase price of $37.00 per share, for a total cost of approximately $1.5 billion, excluding fees and expenses related to the tender offer. The repurchased shares represent approximately 14.7% of H&R Block’s common stock outstanding as of September 30, 2015.

The tender offer was oversubscribed. Pursuant to the terms of the tender offer, shares were accepted on a pro rata basis, except for tenders of odd lots, which were accepted in full. H&R Block has determined that the proration factor for the tender offer, after giving effect to the priority of odd lots, is approximately 83.5%. The depositary will promptly pay for the shares accepted for purchase and will return all other shares tendered and not purchased.

J.P. Morgan Securities LLC served as dealer manager for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson Inc., at (866) 695-6078 (toll-free) or (781) 575-2137.

About H&R Block, Inc.

H&R Block, Inc. (NYSE: HRB) is the world’s largest consumer tax services provider. More than 680 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2015, H&R Block had annual revenues of nearly $3.1 billion with 24.2 million tax returns prepared worldwide. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block Tax Software products. H&R Block also offers adjacent Tax Plus products and services. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control and which are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 and our Quarterly Report on Form 10-Q for the quarter-ended July 31, 2015 under the caption “Risk Factors,” as well as additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:         Colby Brown, (816) 854-4559, colby.brown@hrblock.com

Media Relations:            Gene King, (816) 854-4672, gene.king@hrblock.com

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